Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2000, except as to the sixth paragraph of Note 1 which is as of April 7, 2000, relating to the financial statements of Exelixis, Inc., which appears in the Company' registration statement on Form S-1 (No. 333-96355).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Jose, California
March 14, 2001